Exhibit 10.39

September 27, 2002

VIA HAND DELIVERY

Daniel Weiner

Pharsight Corporation

Dear Dan:

As we have discussed, Pharsight Corporation (“Pharsight” or the “Company”) is offering you continued employment through December 31, 2002 and severance benefits under the terms and conditions set forth below (the “Agreement”).

1.             CONTINUED EMPLOYMENT.  Provided that you continue to satisfactorily perform your job duties, and comply with Company policies and procedures, subject to Paragraph 4 below, the Company may continue to employ you through December 31, 2002 (the “Separation Date”) and you will continue to be paid your regular base salary in effect as of the date of this Agreement during the period of such continued employment.

2.             ACCRUED SALARY AND PAID TIME OFF.  On the Separation Date, the Company will pay you all accrued and unpaid salary, and all accrued and unused vacation, earned through the Separation Date, less required payroll deductions and withholdings.  You are entitled to these payments regardless of whether you sign this Agreement.

3.             SEVERANCE BENEFITS.  If you fully comply with all conditions of this Agreement, including continuing to work through the Separation Date and failing to engage in any of the Forfeiture Actions (defined in Section 14), and you sign and return the Supplemental Release (attached hereto as Exhibit A) on or after the Separation Date, the Company will provide you with the following severance benefits (the “Severance Benefits”):  (a) severance payments in the form of a continuation of your base salary in effect as of the Separation Date, subject to required payroll deductions and required withholdings, and paid on the Company’s normal payroll schedule beginning with the first payday following the Effective Date of the Supplemental Release (as defined therein) and continuing for six (6) months thereafter (the “Severance Payments”); (b) a cash bonus, subject to required withholdings, in the amount of one-hundred fifty thousand dollars ($150,000) and (c) if you timely elect to continue your health insurance coverage under the federal COBRA law following the Separation Date pursuant to Section 6, the Company will reimburse your out-of-pocket costs to continue your COBRA coverage for you and your dependents (if any) at the same level of coverage in effect as of the Separation Date for either six (6) months following the Separation Date or the date that you become eligible for health insurance coverage through a new employer, whichever is shorter.

4.             TERMINATION OF EMPLOYMENT PRIOR TO SEPARATION DATE.  The Company can terminate your employment prior to the Separation Date with or without Cause (as defined below), upon notice to you.  In addition, you can terminate your employment prior to the Separation Date for any reason upon notice to the Company.  If, prior to the Separation Date, the Company terminates your employment without Cause, you will be entitled to receive the Severance Benefits, provided that you must first sign and return the Supplemental Release to the Company.  You will not be entitled to receive the Severance Benefits if your employment is terminated for Cause or you resign for any reason prior to the Separation Date.  For the purposes of this Agreement, Cause for termination of your employment by the Company shall mean:  (a) your conviction (including a guilty or no contest plea) of any felony or any other crime involving dishonesty; (b) your participation in any fraud against the Company; (c) your breach of any obligation under this Agreement; (d) your damage to any Company property; or (e) conduct by you which in the good faith and reasonable determination of the Company’s Board of Directors demonstrates gross unfitness to serve.

5.             HEALTH INSURANCE.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided a separate notice describing your rights and obligations under COBRA on or after the Separation Date.

6.             OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, stock option vesting, bonus or benefits before or after the Separation Date.  By way of example but not limitation, you acknowledge and agree that the Incentive Bonus is the only bonus or incentive compensation for which you may be eligible.

7.             EXPENSE REIMBURSEMENTS.  Within ten (10) business days following the Separation Date (or any earlier termination date), you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practices.

8.             RETURN OF COMPANY PROPERTY.  You agree to return to the Company, no later than the Separation Date or at the Company’s earlier request, all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  The timely return of such property is a condition precedent to the Company providing you with the Severance Benefits.

9.             PROPRIETARY INFORMATION OBLIGATIONS.  You hereby acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions

Agreement, which apply both during and after your employment.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

10.          CONFIDENTIALITY.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to investors or potential investors and to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

11.          NONDISPARAGEMENT.  You agree that you will not at any time disparage the Company or its directors, officers, shareholders, agents, or employees in any manner likely to be harmful to the personal or business reputation of it or them, and the Company (through its officers and directors) agrees that it will not disparage you in any manner likely to be harmful to your personal or business reputation, provided that both you and the Company shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

12.          COOPERATION.  You agree to cooperate with the Company in responding to the Company’s requests in connection with any existing or future litigation, arbitrations, mediations or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems your cooperation necessary or desirable.  In such matters, you agree to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such legal proceedings, unless you are expressly prohibited by law from so doing.  You will act in good faith to furnish the information and cooperation required by this paragraph and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create an undue hardship for you.  The Company will reimburse you for reasonable out-of-pocket expenses incurred by you as a result of your cooperation, with the exception of lost compensation, within ten (10) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.

13.          NONINTERFERENCE WITH COMPANY’S BUSINESS.

(a)           Forfeiture Actions.  During your continued employment and for a period of six (6) months following the termination of your employment (the “Severance Period”), you agree not to engage in any of the following conduct (the “Forfeiture Actions”):  (i) either directly or indirectly, solicit, attempt to solicit, induce or otherwise cause any employee of the Company to terminate his or her employment with the Company; (ii) either directly or indirectly, Solicit (as defined below) or attempt to Solicit any Customer (defined below) of the Company; or (iii) directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engaging, participating or investing in any Competing Business (defined below).  In the event that you engage in any of the Forfeiture Actions, your right to receive the Severance Benefits will cease immediately upon the date that the Forfeiture Action(s) first occurred and the Company will have no further obligation to provide the Severance Benefits.  Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(b)           Definitions.  For purposes of this Agreement:

(i)  The term “Competing Business” shall mean: (A) a business which is competitive with any business that the Company or any of its affiliates conducts or proposes to conduct at any time during your employment; or (B) a business that the Company or any of its affiliates conducts or proposes to conduct at any time during the Severance Period, if you participated in the conduct of or planning for such business while you were employed by the Company.

(ii)  The term “Customer” shall mean any present or past customer, vendor, supplier or business partner of the Company or any prospective customer, vendor, supplier or business partner of the Company with whom you had contact during your employment.

(iii)  The term “Solicit” shall mean, directly or indirectly: (A) soliciting the business or patronage of any Customer for any person or entity other than the Company; (B) diverting, enticing, or otherwise taking away from the Company the business or patronage of any Customer, or attempting to do so; or (C) soliciting or inducing any Customer to terminate or reduce its relationship with the Company.

14.          RELEASE OF CLAIMS.  In consideration for, and as a condition of, your continued employment and other consideration provided to you by the Company under this Agreement, to which you are not otherwise entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

15.          ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date you sign this Agreement.

16.          RELEASE OF UNKNOWN CLAIMS.  You acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

17.          ARBITRATION.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-existing JAMS employment rules.  The parties acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving Company trade secrets or invention rights by court action instead of arbitration.

18.          MISCELLANEOUS.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matters.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

We hope the foregoing terms are acceptable to you.  If you agree to the terms set forth in this Agreement, please sign below and return the original to me.  You have up to twenty-one (21) calendar days to decide whether you want to accept the Company’s offer contained herein.  If you have any questions regarding these matters, feel free to contact me.

We wish you good luck in your future endeavors.

Sincerely,

PHARSIGHT CORPORATION

By:	/s/ Mike S. Perry
Mike S. Perry
President and Chief Executive Officer

Exhibit A — Supplemental Release

Exhibit B — Proprietary Information and Inventions Agreement

AGREED:

/s/ Daniel Weiner
Daniel Weiner

Date: September 28, 2002

EXHIBIT A

SUPPLEMENTAL RELEASE

(to be signed on or after the Separation Date)

In consideration for the Severance Benefits and other consideration provided to me by Pharsight Corporation (the “Company”), and as required by the Agreement between the Company and me dated September 27, 2002, I hereby give the following Supplemental Release.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Supplemental Release.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Supplemental Release; (b) I should consult with an attorney prior to signing this Supplemental Release (although I may choose not to do so); (c) I have twenty-one (21) days to consider this Supplemental Release (although I may choose to voluntarily sign it earlier); (d) I have seven (7) days following the date I sign this Supplemental Release to revoke it; and (e) this Supplemental Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have.

By:
Daniel Weiner

Date:

EXHIBIT B

PHARSIGHT CORPORATION

Proprietary Information and Inventions Agreement

In consideration of, and as a condition of, my employment with Pharsight Corporation, a California corporation (the “Company”), I Daniel L. Weiner hereby represent to and agree with the Company as follows:

1.             Purpose of Agreement; Effective Date.  I understand that the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below) and its rights in Inventions (as defined below) and all related intellectual property rights.  Accordingly, whether or not I am expected to create inventions of value for the Company, I am entering into this Proprietary Information and Inventions Agreement (this “Agreement”) as a condition of my employment with the Company.  This Agreement shall be effective as of the first day of my employment with the Company.

2.             Definition of Proprietary Information.  Proprietary Information is any information of a confidential nature (i.e., not generally known or publicly available) that may be disclosed to me that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer, or supplier of the Company or to the business of any other party with whom the Company agrees to hold the information disclosed by such party in confidence.   Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and product sales and pricing information.

3.             Confidentiality.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to Proprietary Information.  At all times, both during my employment with the Company and after the termination of such employment, I will keep and hold all Proprietary Information in confidence and trust, and I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

4.             Work for Hire.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

5.             Definition of Invention.  As used in this Agreement, the term Invention means any invention, idea, design, technology, original work of authorship, formula, discovery, process, composition of matter, algorithm, computer program, database, mask work, or trade secret, or any improvement to any of the foregoing, that both (1) is made or conceived or created or first

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reduced to practice by me, either alone or jointly with others, during the period of my employment, and (2) either (a) is developed using equipment, supplies, facilities or trade secrets of the Company, (b) results from work performed by me for the Company, or (c) relates to the Company’s business or to its current or anticipated research or development.

6.             Disclosure and Assignment of Inventions.   I will promptly disclose in confidence to the Company all Inventions, whether or not in the course of my employment and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.  I hereby irrevocably transfer and assign to the Company all Inventions, and I agree that all Inventions will be the sole and exclusive property of the Company.

7.             Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and any other intellectual property rights in any and all Inventions, and (b) any and all Other Rights (as defined below) that I may have in or with respect to any Invention.  I also hereby forever waive and agree never to assert any Other Rights I may have in or with respect to any Invention, even after termination of my employment with the Company.  “Other Rights” means any right to claim author’s rights with respect to an Invention, to object to or prevent the modification of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether such right is denominated or generally referred to as a “moral right” or otherwise.

8.             Labor Code Notice.  I have been notified and understand that the provisions of paragraphs 6 and 7 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.  TO THE EXTENT A PROVISION IN AN EMPLOYEE AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870 (A), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

9.             Assistance.  I agree to assist the Company in every proper way to obtain for the Company and to enforce patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Company’s Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secret rights and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such

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termination for time and expenses actually spent by me at the Company’s request on such assistance.

10.           No Breach of Prior Agreement.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, or similar agreement with any former employer or other party.  I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer unless such items have been legally transferred to the Company or are generally available to the public.

11.           Notification. I hereby authorize the Company to notify my future employers of the terms of this Agreement and my responsibilities hereunder.

12.           Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

13.           Governing Law; Severability.  This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to application of choice of law rules or principles.  In the event that any provision of this Agreement is found by a court, arbitrator, or other tribunal to be illegal, invalid, or unenforceable, then such provision shall not be voided but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

14.           No Duty to Employ.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

PHARSIGHT CORPORATION

RECIPIENT’S FULL NAME

By	/s/ Robin A. Kehoe	/s/ Daniel L. Weiner

	Robin A. Kehoe	Date: December 3, 1997
Vice President, Finance

Date:  December 2, 1997

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